Exhibit 10.23
U.S. Gold Corporation
Form 10 KSB, December 31, 1996


LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of January 16, 1997 (this Agreement), is by and among GLOBEX MINING ENTERPRISES INC., a Quebec corporation, whose address is 146 14th Street, Rouyn Noranda, Quebec, Canada, J9X 2J3 (the Lender), GOLD CAPITAL CORPORATION, a Colorado corporation, whose address is 5525 Erindale Drive, Suite 201, Colorado Springs, Colorado, USA 80918 (the Borrower), TONKIN SPRINGS VENTURE LIMITED PARTNERSHIP, a Nevada limited partnership, whose address is 55 Madison, Suite 700, Denver, Colorado 80206 (TSVLP), TONKIN SPRINGS GOLD MINING COMPANY a Colorado corporation, general partner of TSVLP, whose address is 55 Madison, Suite 700, Denver, Colorado 80206 (TSGMC) and U.S. GOLD CORPORATION, a Colorado corporation (U.S. Gold) of which TSGMC is a wholly owned subsidiary, whose address is 55 Madison, Suite 700, Denver, Colorado 80206.

RECITALS

A. Borrower is the owner of an undivided sixty percent (60%) interest in the Tonkin Springs Project, consisting of unpatented mining claims, unpatented millsites leases, improvements, permits, water rights, mines, fixtures and equipment, all located in Eureka County, Nevada (collectively, the Project).

B. Borrower and TSVLP are parties to a Purchase and Sale Agreement dated December 31, 1993 (the Purchase and Sale Agreement), pursuant to which the Borrower acquired its sixty percent (60%) interest in the Project. Borrower and TSVLP are also parties to a Mining Venture Agreement dated effective as of December 31, 1993 (the Mining Venture Agreement), pursuant to which operations are conducted at the Project and under which the Borrower is the Manager (as defined in the Mining Venture Agreement) of the Project. In addition, TSVLP is the owner and holder of an Amended and Restated Secured Promissory Note, as amended (the TSVLP Note), executed by Borrower on or about June 21, 1995, in the original principal amount of $3,800,000, which is secured by a Security Agreement by and between Borrower and TSVLP dated December 31, 1993 (the TSVLP Security Agreement). The remaining amount of principal and interest outstanding under the TSVLP Note, and the schedule for repayment of those amounts, is set forth in the TSVLP Note.

C. In accordance with the terms of a Letter of Intent dated December 20, 1996, among the Lender, the Borrower, TSGMC and U.S. Gold (the Letter of Intent), the Borrower and the Lender are contemplating a series of transactions (the Acquisition Transactions) pursuant to which the Lender acquires all of the issued and outstanding shares of common stock of the Borrower, and in connection therewith, the Lender has agreed to make certain advances of funds on Borrowers behalf, for the payment of operating and other indebtedness of Borrower incurred in connection with the Project.


D. TSVLP has agreed to execute the Intercreditor Agreement (as defined below) to provide the Lender a security interest in the Project pari passu with the security interest in the Project held by TSVLP pursuant to the TSVLP Security Agreement, for the amount of funding provided by the Lender under this Agreement.

E. Borrower, TSVLP and Lender desire to memorialize the terms and conditions upon which such financing will be completed.

     NOW, THEREFORE, in consideration of the foregoing recitals, the covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION I

Definitions

As used in this Agreement:

Accounts Payable shall mean outstanding amounts currently owed by the Borrower to third party vendors, a complete list of which (to the actual knowledge of the Borrower) is set forth on Schedule 1 attached hereto.

Collateral shall mean all of the right, title and interest of Borrower in and to the property defined as Collateral or Debtor's Collateral in the TSVLP Security Agreement, as more particularly described in Section 2(a)(i)(ix) thereof, and all of the right, title and interest of Borrower in and to any additional real or personal property, ores, minerals or mineral resources, machinery, fixtures or equipment of any kind at the Project, and general intangibles and income, products and proceeds associated with the foregoing and any additional unpatented mining claims or millsites, as more particularly described on Exhibit A attached hereto and incorporated herein by reference.

Deed of Trust shall mean that Deed of Trust, Security Agreement, Financing Statement and Assignment of Production and Proceeds, pursuant to which the Lender is granted a first priority security interest in and to that portion of the Collateral constituting real property, in the form of Exhibit B attached hereto and incorporated herein by reference, subject only to Permitted Liens and the Lien created by the TSVLP Note and the TSVLP Security Agreement.

Distribution means any dividend payable in cash or property with respect to any shares of capital stock of Borrower (including, without limitation, dividends payable in shares of common, preferred, or other capital stock) or any purchase, redemption or retirement of, or other payment with respect to any shares of capital stock of Borrower.


Environmental Laws means any and all federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, which statutes and regulations shall include, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., the Federal Water and Pollution Control Act, as amended, 33 U.S.C. 1251 et seq., the Federal Clean Air Act, as amended, 42 U.S.C. 7401 et seq., the Emergency Planning and Community Right to Know Act, as amended, 42 U.S.C. 110101 et seq., the Toxic Substances Control Act, as amended, 154 U.S.C. 2601 2629, the Safe Drinking Water Act, as amended, 42 U.S.C. 300f 300j, and any and all Nevada state law counterparts, and the regulations issued under each of such federal or state statutes.

Equity Proceeds means the net proceeds of sale by Borrower of any and all common stock, preferred stock, notes, debentures or other securities (including without limitation any stock sold pursuant to the exercise of stock options) issued by Borrower and sold subsequent to the date of this Agreement.

Event of Default shall mean the occurrence of any one or more of the events which constitute an Event of Default under Section VII of this Agreement.

Intercreditor Agreement means that certain Intercreditor Agreement among the Lender, TSVLP, TSGMC and U.S. Gold of even date herewith, in the form of Exhibit C attached hereto.

Lands means all of the unpatented mining claims and millsites or other mineral rights owned or leased by the Borrower or TSVLP and subject to the Mining Venture Agreement.

Lien means any lien, mortgage, deed of trust, security interest, pledge, deposit, production payment, right of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto or any other charge or encumbrance for security purposes, whether arising or by law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business.

Loan shall mean the aggregate amount of the advances provided for in Section II hereof, as evidenced by the Note to be delivered by the Borrower to the Lender on the Loan Date.

Loan Date shall mean the date on which the Lender makes the initial installment of the Loan available to the Borrower pursuant to
Section II of this Agreement.

Material Project Agreements means those agreements to which the Borrower is a party which are material to the conduct of operations at the Project or the maintenance of any portion of the Collateral.

Maturity Date means the earlier of the date of full execution and delivery of definitive documents by which the Lender acquires all of the issued and outstanding shares of common stock of the Borrower, or August 30, 1997.

Mining Leases shall mean those Mining Leases described in Schedule 2 attached hereto.

Note shall mean the promissory note of the Borrower, evidencing the Loan, which shall be automatically amended from time to time as Lender makes additional advances to Borrower pursuant to Section
2.1, in the form attached to this Agreement as Exhibit D and incorporated herein by reference.

Permitted Liens shall mean existing indebtedness of the Borrower
(including Accounts Payable) as listed in Schedule 3 attached hereto.

Person shall mean any natural person, company, trust, corporation, joint venture or business organization.

Security Documents shall mean the filings, recordations, approvals, certificates, title insurance and other documentation, including without limitation the Deed of Trust, necessary, in the Lender's sole discretion, to perfect and evidence the Lender's lien and security interest in the Collateral.


SECTION II

The Loan

Subject to the terms and conditions of this Agreement, the Lender agrees to make the Loan to the Borrower as follows:

2.1 Amount; Maturity. Subject to the terms and conditions hereof, Lender agrees to make advances to Borrower under this Loan Agreement, from time to time, in the initial amount of $415,000 (the Initial Advance, which shall be disbursed in accordance with the procedures described below) and in such additional amounts as requested in writing (in the form of request set forth on the attached on Schedule 2.1) by the Borrower and agreed to by the Lender (in each case not later than three business days following the receipt of such request, unless the Lender has asked the Borrower for additional information as to the nature of the advance or the specific uses to which the funds advanced will be put, which such requests by Lender Borrower agrees to respond to promptly, in which case, assuming it receives the additional information, Lender will respond not later than seven business following the receipt of such request) in its sole discretion (so long as the Lender, subject to its rights to approve or disapprove specific requests for advances and to elect not to make any further advances hereunder, agrees to make such advances as are necessary to enable Borrower to achieve the objectives set forth in clauses (a), (b) and (c) below), all such amounts to be disbursed and utilized strictly in accordance with this Section 2.1 and the schedule attached hereto as Exhibit E and incorporated herein by reference, to enable Borrower to (a)take such actions as are reasonably necessary to maintain, preserve and protect the assets and properties of the Tonkin Springs Project, (b) service the TSVLP Note (which the parties agree shall not be subject to the Lenders discretion), and (c) pay other necessary and proper obligations and commitments of Borrower, including such obligations and commitments of Borrower as are required under the Letter of Intent and all agreements contemplated thereby. The Borrower and the Lender hereby agree and the Borrower hereby covenants and agrees that the proceeds of the Initial Advance shall be disbursed and used as follows:

    (i)  $20,000, previously advanced by Lender to Borrower;

    (ii) $166,780 to be paid by wire transfers to the Lessors under the Campbell/Simpson Lease (as defined in Schedule 2), pursuant to written instructions from the Borrower;

    (iii) $141,000 to be paid immediately to TSVLP, $91,000 of which will be applied to payments, including interest, past due under the TSVLP Note, and $50,000 of which will cover the January
1997 payment due under the TSVLP Note;

    (iv) $30,306.37 to be paid immediately to the Eureka County, Nevada, Assessor to cover past due personal property taxes for the Collateral;

    (v) $25,000 to cover the Borrowers working capital needs (as directed by Lender in accordance with the provisions of this
Section 2.1) for January 1997, as set forth on Exhibit E; and

    (vi) the balance of $31,913.63 to be used for the payment of Accounts Payable, as directed by Lender in accordance with the provisions of this Section 2.1, during January 1997, as set forth on Exhibit E.

Except for the Initial Advance, as to which no election is permitted, the parties hereby acknowledge and agree that in addition to responding affirmatively or negatively to specific written requests for advances of funds as set forth above, Lender, by written notice to the Borrower at any time, may elect to terminate its obligation to make any further advances to the Borrower pursuant to this Agreement. In that event, the Lender shall have no obligation or liability to the Borrower, any other party hereto, or any third party for the foreseeable or unforeseeable consequences of an election by the Lender not to make any further advances.

2.2 Note. The Obligation of Borrower to repay the Loan, with interest thereon, shall be evidenced by the Note, which shall be deemed automatically amended to reflect all amounts advanced by Lender to Borrower pursuant to Section 2.1, at the time each such advance is made. The Note shall be payable on the Maturity Date or upon acceleration as hereinafter set forth. The Note shall bear interest at a rate equal to two percent 2% over the existing prime rate, as published in the Wall Street Journal, Western Edition, on the day the initial portion of the Loan is funded. Interest shall accrue at the annual rate of fifteen percent 15% the Default Rate on any past due payment of principal and, to the fullest extent permitted by law, of any interest or other amount payable under this Agreement. Interest shall be calculated on the basis of a three hundred sixty 360 day year of twelve 12 thirty 30 day months.

2.3 Acceleration. The Maturity Date of the Note shall be accelerated (the Acceleration Date) (a) as provided under Section 8.1, (b) in the event the Borrower shall receive Equity Proceeds in an aggregate amount of not less than $2,000,000 at any date subsequent to the Loan Date, (c) in the event the TSVLP Note shall be declared in default and action to foreclose the underlying security (pursuant to the TSVLP Security Agreement) is taken in connection with such an Event of Default, or (d) in the event any third party takes any foreclosure action or otherwise attempts to collect against the Collateral.

2.4  Prepayments.

    (a) Within five (5) business days after receipt by Borrower of any Equity Proceeds in excess of $2,000,000, Borrower shall make mandatory prepayment of the entire amount of the Loan.

    (b) Borrower shall have the right to prepay the Note at any time, either in whole or in part, with or without notice, without penalty or premium.

2.5 Payment to Lender. Borrower will pay to the Lender on the Maturity Date, or the Acceleration Date, whichever shall first occur, the principal amount, together with accrued interest not later than 12 noon, Denver, Colorado time in lawful money of the United States of America in immediately available funds. Any payment received after that time will be deemed to have been made on the next following business day. Should the payment become due and payable on a day other than a business day, the maturity of that payment shall be extended to the next succeeding business day, and in the case of a payment of principal, interest shall accrue and be payable for the period of such extension. At the Lenders election, which may be exercised by its giving written notice to the Borrower not less than ten (10) business days prior to the Maturity Date or the Acceleration Date, whichever is applicable, the Lender may request the Borrower to issue to the Lender common stock of the Borrower in lieu of payment of the amounts outstanding under the Note, the number of common shares to be issued to be determined by dividing $.80 into the amount outstanding under the Note. The Borrower agrees, at its sole expense, that it will upon the Lenders written request use its reasonable best efforts to register the sale of such shares with the United States Securities and Exchange Commission, in accordance with the provisions of Exhibit F attached hereto. In connection therewith, the Borrower shall have obtained all authorizations and approvals of, and all other actions required to be taken by, any applicable governmental authority or regulatory body or stock exchange and shall have given all notices to, and made all filings with, any such governmental authority or regulatory body or stock exchange, that may be required in connection with such issuance and registration of the Borrowers common stock. The Borrower may elect not to issue the stock if it timely pays to Lender in immediately available funds the full amount of principal and interest owed under the Note.
Upon the issuance of the stock, the amount due under the Loan shall be deemed no longer due and payable, and this Agreement shall be deemed terminated and the Note deemed canceled.

2.6 Continuation of Indebtedness. If at any time prior to August 30, 1997, Lender and Borrower and any necessary third parties have executed and delivered definitive agreements pursuant to which Lender has acquired all of the issued and outstanding shares of Borrowers common stock (as contemplated under the Letter of Intent), the amount due under the Loan shall remain due and payable and the Note shall remain outstanding, but the security interest of Lender under this Agreement shall be deemed terminated. In connection therewith, U.S. Gold hereby agrees that it will vote (and cause its officers and directors and TSVLP and TSGMC to vote) all of the shares of common stock of the Borrower that it (or they) own(s) in favor of the planned acquisition of all such stock by the Lender (in exchange for common stock of Lender at the ratio and as otherwise set forth in the Letter of Intent), and that it (and they) will not sell any of its (their) shares of common stock of the Borrower to any third party, all pursuant to the terms and provisions of a Stock Purchase Option Agreement between U.S. Gold and the Lender to be executed simultaneously herewith.

SECTION III

Security

3.1 The Security. The obligations of the Borrower hereunder will be secured by the Security Documents and any additional Security
Documents hereinafter delivered by Borrower and accepted by Lender.

3.2 Priority of Security. The Lien of Lender created by the Security Documents shall rank pari passu with the Lien of TSVLP evidenced by the TSVLP Security Agreement and accompanying financing statements, such ranking in an amount equal to the principal amount of the Loan (plus applicable interest). Proceeds from exercise of any rights granted by the Security Documents and the TSVLP Security Agreement shall be split pari passu between Lender and TSVLP, share and share alike until the Lender has recovered the principal amount of the Loan (plus applicable interest). TSVLP agrees to execute and file, as deemed necessary by counsel for Lender, any documents necessary to evidence the equal priority granted Lender hereunder.

3.3 Forbearance by Lender. Notwithstanding written notice by the Lender of an election not to make any additional advances hereunder, the Lender hereby agrees to forebear exercising any rights under the Security Documents through and including the Maturity Date, so long as no Events of Default have occurred hereunder or thereunder, to allow the Borrower to perform its duties as Manager at the Project and to seek additional financing during that time. Notwithstanding such forbearance, however, Lender shall be entitled to declare the Loan immediately due and payable in accordance with the provisions of Section 8.1 and to exercise all rights it has to the full extent of the Security Documents in the event that (a) TSVLP shall undertake any action to enforce its rights under the TSVLP Security Agreement or other documents securing its existing Lien, or (b) any third party shall exercise any rights of foreclosure or other collection action against the Collateral.

SECTION IV

Conditions Precedent

The Lenders obligation to make the Initial Advance under the Loan (or decision to make any further advance of additional amounts thereunder following the Loan Date) shall be subject to the satisfaction of each of the following conditions precedent:

4.1 Note. The Note shall have been executed by the Borrower and delivered to the Lender.

4.2 Security Documents and Security. The Security Documents, duly executed and delivered in form, substance and date satisfactory to the Lender, shall have been delivered to the Lender, and the Lender shall have a valid and perfected lien and security interest in the Collateral in accordance with the terms of the Security Documents, subject only to Permitted Liens and the Lien created by the TSVLP Security Agreement.


4.3  Intercreditor Agreement.  The Lender shall have received the
Intercreditor agreement, duly executed and delivered by TSVLP in form, substance and date satisfactory to the Lender.

4.4 Approvals; Certificates. The Lender shall have received, dated the date hereof, certificates of the Secretary or Assistant Secretary of the Borrower certifying (a)the resolutions of the Board of Directors of the Borrower approving this Agreement, the Note and the Security Documents and (b)the names and true signatures of the officers authorized to sign said agreement and documents.

4.5  Representations and Warranties.   Each and every
representation and warranty made by or on behalf of the Borrower relating to this Agreement, the Note, the Security Documents or any instruments or transactions contemplated hereby or thereby shall be true and complete on and as of the Loan Date, and on the date of each subsequent advance of funds hereunder by the Lender.

4.6 No Defaults. There shall exist no Event of Default (other than the technical defaults under the Purchase and Sale Agreement and the Mining Venture Agreement referred to in Section 5.6 below) and no event which, with the giving of any notice or the passage of any period of time, would constitute an Event of Default.

4.7 Counsel Opinion. The Borrower shall have delivered to the Lender an opinion of the Borrower's counsel dated the date hereof in form and substance satisfactory to the Lender and its counsel, as to the matters referred to in Sections 5.1 and 5.2 of this Agreement and with respect to such other matters as the Lender may reasonably require.

4.8.  Lockup Agreement.  The Lender shall have received the Stock
Purchase Option Agreement referred to in Section 2.6, duly executed and delivered by U.S. Gold in form, substance and date satisfactory to the Lender.

SECTION V

Representations and Warranties

In order to induce the Lender to enter into this agreement, the Borrower hereby represents and warrants to the Lender as follows:

5.1 Existence. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and is qualified to do business and in good standing in the State of Nevada. The Borrower is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such qualification necessary and where failure to so qualify would have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement, the Security Documents or the Note.

5.2 Authority. The Borrower has all necessary corporate power and authority to execute, deliver, observe and perform the terms of this Agreement, the Security Documents, and the Note. Neither the Borrower's execution and delivery of this Agreement, the Security Documents, or the Note, nor the performance or observance by the Borrower of the provisions hereof or thereof, violates, or will violate, any provisions in the Borrower's articles of incorporation,.0 bylaws or other constitutive documents, or will constitute a default or a violation under, or result in the imposition of any lien under, or conflict with, or result in any breach of any of the provisions of, any existing contract or other obligation binding upon the Borrower or its property or the Collateral. This Agreement, the Security Documents, and the Note have been duly executed and delivered by the Borrower, and this Agreement, the Security Documents, and the Note are legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency or similar laws affecting the enforcement of creditors' rights generally). The Borrower's obligations hereunder under the Security Documents and under the Note will rank not less than pari passu with all of the Borrower's secured indebtedness to TSVLP, as evidenced by the TSVLP Security Agreement.

5.3 Litigation; Taxes. Except for Permitted Liens, and as set forth in Schedule 5.3, there are no legal or arbitral proceedings or any proceedings by or before any judicial, governmental or regulatory body, now pending, or (to the knowledge of the Borrower) threatened, against the Borrower or pertaining to or which could affect any of its property which, if adversely determined, could have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement, the Security Documents, or the Note, or which could have a material adverse impact on the Project. The Borrower has filed all United States Federal income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its subsidiaries. The charges, accruals and reserves on the books of the Borrower and its subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate therefor.

5.4 Financial Condition; No Material Adverse Effect. The Borrower has delivered to the Lender audited consolidated financial statements as of and for the year ended December 31, 1995 and unaudited consolidated financial statements for the three quarters ended September 30, 1996 (as set forth in Borrowers Annual Report on form 10 K for the fiscal year ending December 31, 1995 and Borrowers Quarterly Reports on form 10 Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996, copies of each of which the Lender acknowledges receiving from the Borrower prior to the Loan Date), which have been certified by the principal financial officer of the Borrower. Such financial statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles consistently applied and fairly and accurately present the financial position of the Borrower as of said dates and the results of its operations for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal and customary year-end adjustments). Since September 30, 1996, except as set forth on the Schedules attached to this Agreement, to the best of the Borrowers knowledge, no event or condition has occurred that reasonably could be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement, the Security Documents or the Note.

5.5 No Approvals or Consents. No authorization or approval or other action by, and no notice to or filing with, any court, governmental authority or regulatory body, or any consent or approval of any other third party, is required for the due execution, delivery and performance by the Borrower of this Agreement, the Security Documents, the Note, or any other agreements or instruments required of the Borrower by this Agreement.

5.6  Title to Properties.

(a) The Borrower owns an undivided sixty percent (60%) interest in and to the Project pursuant to the provisions of the Purchase and Sale Agreement and the Mining Venture Agreement. The Purchase and Sale Agreement and the Mining Venture Agreement are in full force and effect; provided, however, that the parties acknowledge that the Borrower is in technical default under the Purchase and Sale Agreement and the Mining Venture Agreement as to the performance of certain of Borrowers obligations as the Manager under the Mining Venture Agreement.

(b)(i) The Borrower owns an undivided sixty percent (60%) interest, and, to the best of Borrowers knowledge, TSVLP owns an undivided forty percent (40%) interest in and to all of the unpatented lode mining claims comprising a portion of the Project and which are described in Schedule 5.6(b)(i) attached hereto and Schedule A 1 to the Deed of Trust, which title is, subject to Liens held by TSVLP, and the Royalties described in Section 5.7, superior and paramount to any adverse claim or right of title which may be asserted subject only to the paramount title of the United States as to any unpatented mining claims and the rights of third parties to such unpatented mining claims pursuant to the Multiple Mineral Development Act of 1954 and the Surface Resources and Multiple Use Act of 1955.

    (ii) The Borrower and TSVLP are tenants in common and hold an undivided one hundred percent (100%) leasehold interest in and to each of the Mining Leases. Each of the Mining Leases is in full force and effect, and the lessee has performed all of its obligations thereunder (other than payment of the Advance Minimum Royalty payment due thereunder between January 1 and 15, 1997), and neither party is in default thereunder. To the best of Borrowers knowledge, the title of the lessor under each of the Mining Leases to the unpatented mining claims covered thereby is, subject to Liens held by TSVLP, and the Royalties described in Section 5.7, superior and paramount to any adverse claim or right of title which may be asserted subject only to the paramount title of the United States as to any unpatented mining claims and the rights of third parties to such unpatented mining claims pursuant to the Multiple Mineral Development Act of 1954 and the Surface Resources and Multiple Use Act of 1955.

(c)  With respect to the unpatented lode mining claims listed on
Schedule 5.6(b)(i) attached hereto and Schedule A 1 to the Deed of Trust; (1) the Borrower is in exclusive possession thereof, free and clear of all liens, claims, encumbrances or other burdens on production (other than Permitted Liens, the Lien held by TSVLP pursuant to the TSVLP Security Agreement, and the Royalties set forth in Schedule 5.7); (2) the claims were located, staked, filed and recorded on available public domain land in compliance with all applicable state and federal laws and regulations; (3) assessment work, intended in good faith to satisfy the requirements of state and federal laws and regulations and generally regarded in the mining industry as sufficient, for all assessment years up to and including the assessment year ending September 1, 1992, was timely performed on or for the benefit of the claims and affidavits evidencing such work were timely recorded; (4) claim rental and maintenance fees required to be paid under federal law in lieu of the performance of assessment work, in order to maintain the claims commencing with the assessment year ending on September 1, 1993 and through the assessment year ending on September 1, 1997, have been timely and properly paid, and affidavits or other notices evidencing such payments and required under federal or state laws or regulations have been timely and properly filed or recorded; (5) all filings with the BLM with respect to the claims which are required under the Federal Land Policy and Management Act of 1976 (FLPMA) have been timely and properly made, and (6) there are no actions or administrative or other proceedings pending or to the best of the Borrowers knowledge threatened against or affecting the claims. With respect to the unpatented lode mining claims listed on Schedule 5.6(b)(ii) attached hereto and Schedule A 2 to the Deed of Trust: (1) the Borrower is in exclusive possession thereof, free and clear of all liens, claims, encumbrances or other burdens of production (except as set forth in the Mining Leases);
(2) to the best of Borrower's knowledge, the claims were located, staked, filed and recorded on available public domain land in compliance with all applicable state and federal laws and regulations; (3) to the best of Borrower's knowledge, assessment work, intended in good faith to satisfy the requirement of state and federal laws and regulations and generally regarded in the mining industry is sufficient, for all assessment years up to and including the assessment year ending September 1, 1992, was timely performed on or for the benefit of the claims and affidavits evidencing such work were timely recorded; (4) claim rental and maintenance fees required to be paid under federal law in lieu of the performance of assessment work, in order to maintain the claims commencing with the assessment year ending on September 1, 1993 and through the assessment year ending on September 1, 1997, have been timely and properly paid, and affidavits or other notices evidencing such payment and required under federal or state laws or regulations have been timely and properly filed and recorded; (5) all filings with the BLM with respect to the claims which are required under FLPMA have been timely and properly made; and (6) there are no actions or administrative or other proceedings pending or to the best of the Borrowers knowledge threatened against or affecting the claims. Nothing herein shall be deemed a representation that any unpatented claim listed on Schedule 5.6(b) contains a discovery of valuable minerals. In addition, with respect to each of the unpatented mining claims listed on Schedule 5.6(b) attached hereto and Schedule A to the Deed of Trust, the Borrower represents that they have been remonumented as necessary, and that evidence of such remonumentation has been timely and properly recorded, all in compliance with the provisions of N.R.S. 517.030.

(d) The Borrower has good and marketable title to the equipment, machinery, property and fixtures comprising a portion of the Project, as described in Exhibit A and in Schedule B to the Deed of Trust. The Lands that are described in Schedule 5.6(b) attached hereto and Schedule A to the Deed of Trust and the equipment, machinery, property and fixtures described in Exhibit A and in Schedule B to the Deed of Trust constitute all of the properties and assets, tangible or intangible, real or personal, which are used in the conduct of the business of the Borrower, as such business is presently being conducted and as pertains to the Project. All such properties and assets are owned free and clear of all clouds to title and of all Liens, except Permitted Liens and Liens created under the TSVLP Security Agreement. All equipment, machinery, property and fixtures owned by the Borrower and described in Exhibit A attached hereto and Schedule B of the Deed of Trust is in a state of repair adequate for normal operations and is in all material respects in good working order

5.7 Leases and Royalties. The Lands described in Schedule 5.6(b) attached hereto and Schedule A to the Deed of Trust are not subject to any leases or other agreements other than the Mining Leases.
The Lands described in Schedule 5.6(b) attached hereto as Schedule A of the Deed of Trust are not subject to any Royalties burdening such Lands except as set forth in the Mining Leases and other agreements listed on Schedule 5.7. For purposes hereof, Royalties shall mean all amounts payable as a share of the product or profit or profit from the Lands or any mineral products produced therefrom and includes without limitation, production payments, net profits interests, net smelter return royalties, landowners royalties, minimum royalties, overriding royalties and royalty bonuses.

5.8 Agreements. Other than the Material Project Agreements (all of which are listed on the attached Schedule 5.8), the Borrower is not a party to any agreement or instrument or subject to any charter or other corporate restriction adversely affecting its business or the Project. Except for failure to make payments required under certain of the Material Project Agreements, as set forth on Schedule 3 or in Section 5.6(b)(ii), all such Material Project Agreements are in full force and effect and the Borrower is not (nor, to the Borrowers best knowledge, is any other party to such agreements) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Project Agreement or any other agreement or instrument to which it is a party, the effect of which would have a material adverse effect on the financial condition, properties or operations of the Borrower or on the Collateral. Copies of all such Material Project Agreements have been delivered to the Lender and its counsel and are full, complete and current copies of such agreements.

5.9 Compliance with Laws. With respect to the Project and operations undertaken at the Project or in connection therewith, the Borrower, except as set forth in Schedule 5.9 attached hereto, has complied in all material respects with all applicable local, state and federal laws, including Environmental Laws, and regulations relating to the operation of the Project, and the Borrower is not aware of any investigation (other than a routine inspection) of the Borrower or the Project underway by any local, state or federal agency with respect to enforcement of such laws and regulations. The existing and planned use of the Project complies with all legal requirements, including, but not limited to, applicable zoning in ordinances, regulations and restrictive covenants affecting the Lands as well as all environmental, ecological, landmark and other applicable laws and regulations; and all requirements for such use have been satisfied. No release, emission or discharge into the environment of hazardous substances, as defined under any Environmental Law, has occurred or is presently occurring or will occur in operating the Project in its intended form in excess of federal or state permitted release levels or reportable quantities, or other concentrations, standards or limitations under the foregoing laws or under any other federal, state or local laws, regulations or governmental approvals in connection with the construction, ore treatment fuel supply, power generation and transmission or waste disposal, or any other operations or processes relating to the Project. The Lands and the Borrowers use and proposed use thereof are not and will not be in violation of any environmental, occupational safety and health or other applicable law now in effect, the effect of which violation, in any case or in the aggregate, would materially adversely affect the Lands or the Borrowers use thereof, or which, in any case or in the aggregate, would impose a material liability on the Lender or jeopardize the interest of the Lender in the Lands. Except as set forth on Schedule 5.9, the Borrower has no knowledge of any past or existing violations of any such laws, ordinances or regulations issued by any governmental authority.

5.10 Permits Affecting Properties. The Borrower has obtained, as set forth on Schedule 5.10 attached hereto, all licenses, operating bonds (other than the reclamation bond required by the BLM), permits and approvals from all governments, governmental commissions, boards and other agencies required in respect to its present operations at the Project, but the Borrower does not warrant that those constitute all of the Material Project Permits that will be required for the Project. The Borrower has listed on
Schedule 5.10 all Material Project Permits. Copies of all such Material Project Permits have been made available to the Lender and are full, complete and current copies of same.

5.11 Prior Security Interest. Except for the due and timely filing or recording of any Security Document (and except for the delivery to the Lender of any Collateral as to which possession is the only method of perfecting a security interest in or Lien on such Collateral), no further action is necessary to establish and perfect the Lenders prior security interest in or shared first Lien on all Collateral other than Collateral subject to Permitted Liens and the Lien created by the TSVLP Security Agreement.

SECTION VI

Covenants

The Borrower agrees that, until the principal amount of the Loan and all accrued interest thereon shall have been paid in full, the Borrower shall perform, observe and comply with each of the following:

6.1 Notice to the Lender. The Borrower will promptly give notice to the Lender as soon as it becomes aware of:

(a)  Any Event of Default or potential Event of Default;

(b)  Any loss or damage to the Collateral in excess of $25,000;

(c) Every notice, and the contents thereof, received by the Borrower in relation to any renewal of any rights with respect to, or having a material adverse effect upon , the Lands, and any circumstances which might result in a loss of or a failure to obtain or a failure to be able to renew the Borrowers interest in a material part of the Lands;

(d) Each new issuance or approval of a Material Project Permit and each new change in operations that necessitates any amendment or modification of any Material Project Agreement or Material Project Permit; and

(e)  The cessation of any Event of Default.


6.2 Dispositions of Assets or Dissolution. Except as otherwise specifically permitted hereunder, the Borrower shall not:

(a) Sell, assign, convey, lease or otherwise dispose of any part of its assets or properties, or grant the option or any other right to purchase, or otherwise acquire such assets, whether now owned or hereafter acquired, except in the ordinary course of business or for the replacement of a capital asset with an asset of equal or greater value (in accordance with the provisions of Section 6.12);

(b)  Dissolve, liquidate or otherwise cease to do business;

(c) so long as Lender has not given written notice of its intention not to make any further advances pursuant to Section 2.1, without the prior written consent of the Lender, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of its shares of common stock (the Shares), (ii) acquire or sell, assign, transfer or otherwise dispose of any Shares, (iii) enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Shares, or (iv) directly or indirectly, encourage, solicit, initiate or participate in any way in discussions or negotiations with, or knowingly provide any information to, any corporation, partnership, person or other entity or group (other than the Borrower or any affiliate or subsidiary of the Borrower) concerning any proposal or offer (a Takeover Proposal) for a merger or other business combination involving the Borrower or the acquisition in any manner, directly or indirectly, of a material equity interest in any voting securities of or a substantial portion of the assets of the Borrower; provided, however, that to the extent required in the exercise of the fiduciary duties of the Borrower's directors and officers to the Borrower or its shareholders under applicable law (after duly considering the written advice of outside counsel to the Borrower), the Borrower may, in response to an unsolicited request therefor, furnish information with respect to the Borrower to any such corporation, partnership, person or other entity or group who has made a bona fide offer for a Takeover Proposal that the board of directors of the Borrower determines in its good faith judgment to be more favorable to the Borrowers stockholders than the Acquisition Transactions. The Borrower shall promptly notify the Lender of, and communicate to the Lender the terms and status of any inquiry or proposal with respect to any Takeover Proposal and shall promptly provide the Lender with any such information regarding such proposal as the Lender may request (including delivering copies thereof).

6.3 No Liens. Neither the Borrower nor any subsidiary shall create, assume or suffer to exist any Lien or other security interest on any real or personal property or interest therein now owned or hereafter acquired by it, except for Permitted Liens or any such Liens or security interests created under the TSVLP Security Agreement or the Security Documents. In addition, the Borrower will use its best efforts to obtain and record in the official records of Eureka County release documents for the liens listed on the attached Schedule 6.3.

6.4 Taxes and Other Obligations. The Borrower shall pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any portion of the Project prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any such portion of the Project, except for any such tax, assessment, charge, levy or claim, which constitutes a Permitted Lien or the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained, or if the non-payment thereof would not have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement, the Security Documents or the Note.

6.5  Use of Loan Proceeds.  The Borrower agrees that all Loan
Proceeds shall be used only as set forth on Exhibit E.

6.6  Properties.

(a) Maintenance of Properties. The Borrower shall maintain and preserve all of the properties comprising the Project in good standing without default of any obligations with respect thereto, including without limitation payment of claim maintenance fees, and making federal filings and state recordings regarding the unpatented claims comprising the Collateral.

(b) Compliance with Agreements. The Borrower shall comply with all of the provisions of the Mining Leases, the Purchase and Sale Agreement, the Mining Venture Agreement, the TSVLP Security Agreement and all other agreements to which it is a party, except where noncompliance therewith would not have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement, the Security Documents, or the Note.

(c) Insurance. The Borrower shall maintain such insurance policies as are currently in place for activities at or undertaken in correction with the Project.

6.7 Corporate Existence and Good Standing. The Borrower shall preserve and maintain its corporate existence, and shall be and remain qualified to do business as a foreign corporation and be in good standing in each jurisdiction in which such qualification is necessary or desirable in view of its business or operations or the ownership of its properties; provided that nothing contained in this Section 6.6 or otherwise in this Agreement shall prevent the termination of the existence of any subsidiary of the Borrower or of any rights, franchises or privileges of the Borrower or such a subsidiary if the Borrower deems such termination thereof to be advisable in its own discretion so long as such termination does not have a material adverse effect on the financial condition of the Borrower or its ability to comply with its obligations hereunder.

6.8 Compliance with Law. The Borrower shall comply at all times and in all material respects with all valid and applicable statutes, rules and regulations of the United States of America, of the states thereof and their counties, municipalities and other subdivisions and of any other jurisdictions applicable to it (including, without limitation, Environmental Laws), and the provisions of permits, licenses and any other authorizations issued to it or pertaining to the Project, except where noncompliance would not have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement, the Security Documents or the Note, or where compliance shall be currently contested in good faith by appropriate proceedings, timely instituted, which shall operate to stay any order with respect to noncompliance.

6.9 Additional Debt and Distributions. The Borrower shall not (unless the Lender has given written notice of its intention not to make any further advances pursuant to the provisions of Section 2.1), create, incur, assume or permit to exist any debt except the Loan, the TSVLP Note, Permitted Liens, trade debt to suppliers and contractors and debt of the types permitted by the Security Documents. Further, the Borrower shall not (unless the Lender has given written notice of its intention not to make any further advances pursuant to the provisions of Section 2.1) make Distributions of any kind or otherwise issue any additional shares of its common stock or sell or otherwise transfer or grant options for any shares of its common stock or enter into any agreements with any third parties contemplating any of the foregoing.

6.10 Security Documents; Further Assurances. The Borrower at its cost shall take all actions necessary or reasonably requested by the Lender to maintain the Security Documents in full force and effect and enforceable in accordance with their respective terms, including (i) making filings and recordations, (ii) making payments of fees and other charges, (iii) issuing supplemental documentation, including continuation statements, and (iv) taking all actions necessary or reasonably requested by the Lender to ensure that the Collateral is and remains subject to a valid and enforceable lien and security interest in favor of the Lender (subject only to Permitted Liens and the TSVLP Security Agreement).

6.11 Books and Records. The Borrower shall keep proper books of record in accordance with generally accepted accounting principles and permit representatives of the Lender to visit and inspect the properties, to examine the books of record and accounts and to discuss the affairs, finances and accounts of the Borrower with the Borrowers principal officers, engineers and independent accountants, all at such reasonable times during business hours and at such intervals as the Lender may desire; provided, however, that the Lender shall provide the Borrower with at least three Business Days notice of any visit and shall use their best efforts not to unreasonably disrupt the Borrowers business during such visits.

6.12 Alterations, Disposal of Assets, Etc. The Borrower will not cause any building, structure or fixture or other improvement which is part of the Collateral to be erected, removed, demolished, or materially changed or altered, except in the ordinary course of business. Except in the ordinary and normal course of business, the Borrower shall not remove or permit the removal of any of the personal property constituting part of the Collateral or any part thereof (including renewal, replacement and other after acquired property) from the Lands or the Project; provided, however, that obsolete or worn out property may be removed concurrently with the replacement or renewal thereof with property of at least equal quality, usefulness, value and class to the original property, if such replacement is in accordance with prudent industry practices; provided, further, however, that the Borrower shall have the right, but not the obligation, to amend or relocate any or all of the unpatented lode mining claims included in the Lands (under any applicable federal or state statute) and to locate any fractions resulting from the amendment or relocation of such claims. Any mining claims amended or relocated by the Borrower shall be included in the Lands, and the Borrower agrees that the amendment or relocation of such claims shall not result in any diminution of the total acreage presently included within the lands. The Borrower shall not commit or permit any waste in, on or about the Lands or the Project that would have a material adverse effect on the Collateral.

6.13 Leases and Other Agreements. The Borrower shall not enter into, assume or otherwise become liable with respect to any non cancelable operating leases or other agreements having terms in excess of or renewable for more than one (1) month if the aggregate minimum required payments under any such leases or other agreements exceeds Ten Thousand Dollars ($10,000).

6.14 Change in Business. The Borrower shall not engage in any business activities or operations substantially different form the business of exploration, mining and production of Gold and other precious metals or base metals associated with any Gold mine.

6.15 Capital Expenditures. The Borrower shall not make capital expenditures in excess of the aggregate amount of Ten Thousand
Dollars ($10,000) without the Lenders prior written approval.

6.16 Loans; Intercompany Accounts. Other than as contemplated in this Agreement, the Borrower shall not lend or advance money, gold, or other assets to any entity or person.

6.17 Additional Covenants of TSVLP. TSVLP hereby confirms that the Borrower is not in default under the provisions of the TSVLP Note or the TSVLP Security Agreement, and that while technical defaults by Borrower (as referred to in Section 5.6) exist under the Purchase and Sale Agreement and the Mining Venture Agreement, such events of default shall be deemed suspended, and TSVLP will take no actions in connection therewith, for so long as (i) Lender has not elected to terminate the advancement of funds to the Borrower and has made advances of funds as required under Section
2.1 hereof, (ii) Lender continues good faith negotiations with the Borrower and other necessary third parties for definitive agreements by which Lender acquires all of the issued and outstanding shares of Borrowers common stock and (iii) no third party attempts to foreclose or otherwise take any collection action against the Collateral.

SECTION VII

Events of Default

Each of the following shall constitute an Event of Default under this Agreement:

7.1  Payments.

(a) The Borrower shall fail to make payment of any principal amount of the Loan or accrued interest thereon under this Agreement or the Note when the same shall become due and payable (whether prior to its stated maturity or otherwise).

(b) TSVLP has declared an event of default based on the Borrowers failure to make any payment of any amount due under the TSVLP Note or the TSVLP Security Agreement or any other event of default thereunder.

7.2 Representations and Covenants. Any representation or warranty made by the Borrower under this Agreement or the Security Documents proves to have been incorrect in any material respect when made (unless such representation or warranty was incorrect as a result of actions taken by the officers of the Borrower between October 1 and December 15, 1996), or the Borrower shall violate, fail or omit to perform or observe any other covenant, agreement, condition or provision contained in this Agreement, the Note or the Security Documents and any such violation, failure or provision shall continue without being corrected for five (5) days after the Lender has given written notice thereof to the Borrower.


7.3 Insolvency. The Borrower shall not pay its debts as they become due (unless such failure is caused by an election by the Lender not to make any further advances of funds pursuant to
Section 2.1), shall file or consent by answer or otherwise to the filing against it of a petition for relief, reorganization, arrangement or any petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, shall make an assignment for the benefit of its creditors, shall be adjudicated insolvent or be liquidated, or shall take corporate action for the purpose of any of the foregoing.

7.4 Change in Control. There shall occur any change in the effective control of the Borrower (other than by way of acquisition by the Lender of all of the shares of common stock of the Borrower).

SECTION VIII

Remedies Upon an Event of Default

Notwithstanding any contrary provisions or inference herein or elsewhere:

8.1 Acceleration of Loan. If an Event of Default shall occur and be continuing hereunder, and such Event of Default does not result directly from a decision by the Lender not to make any further advances pursuant to Section 2.1, then the Lender shall have the right, but not the obligation, upon written notice to the Borrower, to declare the entire unpaid principal balance of, and any accrued interest on, the Loan to be immediately due and payable, whereupon the Note, all such interest and any other amounts payable hereunder shall become and be forthwith due and payable, without presentment, demand or notice of any kind, all of which are hereby expressly waived by the Borrower.

8.2 Exercise of Remedies. The aforementioned right to accelerate is in addition to and not a substitute for any other remedies available to Lender hereunder, under the Security Documents, under the Note and under applicable laws.


SECTION IX

Miscellaneous

9.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Security Documents or the Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless by an agreement in writing signed by authorized representatives of both parties.

9.2 Notices. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand, by reputable overnight courier or telecopied; if to the Borrower, at its address as set forth above, Attention: Bill Conrad; if to the Lender, at its address as set forth above, Attention: Jack Stoch; if to TSVLP, at its address set forth above, Attention: William W. Reid; or, as to any party, at such other address as shall be designated by such party in a written notice to the other party.

9.3 No Waivers; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

9.4 Costs and Expenses. The Borrower shall reimburse the Lender in the event the Lender incurs any legal or other fees and expenses in connection with the modification or amendment of this Agreement, the Note or the Security Documents or in protecting or enforcing its rights hereunder or thereunder whether or not any legal action or suit is brought.

9.5 Entire Agreement. This Agreement, the Note, and the Security Documents contain the entire agreement of the parties pertaining to the subject matter hereof and supersede all prior written and oral agreements pertaining hereto.

9.6 Successors and Assigns. This Agreement, the Note and the Security Documents shall be binding on and inure to the benefit of the Borrower and the Lender and their respective successors and assigns; provided, however, that the Borrower may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the Lender.

9.7 Survival. The obligations of the Borrower under Section 9.4 shall survive the repayment of the Loan and the termination of this Agreement and the Note.

9.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together constitute one and the same instrument.

9.9 Governing Law. This Agreement, the Security Documents and the Note shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to its principles concerning conflicts of laws.

9.10 Further Assurances. At the request of any party hereto, the parties shall execute and deliver any further instruments, agreements, documents or other papers and take such other actions as may be reasonably requested by any other party to effect the purposes of this Agreement and the transactions contemplated hereby.

9.11 Public Announcements. Each party shall obtain the prior written consent of each of the other parties to this Agreement before making any public announcement with respect to this Agreement, any related agreement or the transactions contemplated hereunder or thereunder, unless counsel for the disclosing party advises it that such public announcement is required under applicable laws or securities exchange regulations (in which case such public announcement shall be made only after the text of such announcement has been disclosed to the other parties with reasonable advance notice).

9.12 Confidentiality. Except as otherwise set forth in Section 9.11, the parties hereto and their collective representatives shall forever treat confidentially all information concerning the terms and conditions of this Agreement, all related agreements, and of the transactions contemplated hereunder or thereunder (collectively "Confidential Information"); provided, however, that Confidential Information shall not include information which concerns the Tonkin Springs Project which is or becomes generally known to the public other than as the result of a breach of the provisions of this
Section 9.12 by any party hereto or its representatives. The obligation to treat the Confidential Information confidentially shall not apply to the extent that any party or its representatives shall be required to disclose such information in connection with an investigation or legal proceeding where the failure to disclose such information could result in liability for contempt or other censure or penalty; provided, however, that such party and/or its representatives shall notify the other parties as soon as possible and in any event prior to such disclosure and shall cooperate with the other party in the event that the other party elects to legally contest such disclosure.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GOLD CAPITAL CORPORATION, a Colorado corporation

By: Bill M. Conrad
Bill M. Conrad(name)
President (title)

GLOBEX MINING ENTERPRISES INC., a Quebec corporation

By: Jack Stoch
Jack Stoch (name)
President (title)

TONKIN SPRINGS VENTURE LIMITED
PARTNERSHIP, a Nevada limited partnership
By: TONKIN SPRINGS GOLD MINING COMPANY,
a Colorado corporation

By: William W. Reid
William W. Reid (name)
President (title)

TONKIN SPRINGS GOLD MINING COMPANY,
a Colorado corporation

By: William W. Reid
William W. Reid (name)
President (title)

U.S. GOLD CORPORATION, a Colorado corporation

By: William W. Reid
William W. Reid (name)
President (title)


Exhibit 10.24
U.S. Gold Corporation
Form 10 KSB, December 31, 1996

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT, dated this 16th day of January, 1997, is by and among TONKIN SPRINGS VENTURE LIMITED PARTNERSHIP, a Nevada limited partnership (TSVLP), whose address is 55 Madison, Suite 700, Denver, Colorado 80206, TONKIN SPRINGS GOLD MINING COMPANY, a Colorado corporation and the general partner of TSVLP (TSGMC), whose address is 55 Madison, Suite 700, Denver, Colorado 80206, U.S. GOLD CORPORATION, a Colorado corporation of which TSGMC is a wholly owned subsidiary (U.S. Gold), whose address is 55 Madison, Suite 700, Denver, Colorado 80206, and GLOBEX MINING ENTERPRISES INC., a Quebec corporation (Globex), whose address is 146 14th Street, Rouyn Noranda, Quebec, Canada, J9X 253 and GOLD CAPITAL CORPORATION, a Colorado corporation (GCC), whose address is 5525 Erindale Drive, Suite 201, Colorado Springs, Colorado 80918, who is a party hereto for certain purposes as indicated on the signatory pages hereof.

RECITALS

A. Pursuant to a Secured Promissory Note dated December 31, 1993, by GCC in favor of TSVLP (such Secured Promissory Note having been amended and restated July 13, 1994, October 18, 1994, March 27, 1995, June 21, 1995 and, as amended, referred to hereinafter as the TSVLP Note), GCC issued to TSVLP a Secured Promissory Note and currently owes principal and interest to TSVLP in the aggregate amount of $1,630,644.46, after taking into account the adding of 1996 accrued interest on the TSVLP Note to the unpaid principal balance thereof.

B. The indebtedness and obligations of GCC under the TSVLP Note are secured by certain real and personal property of GCC, constituting (i) a sixty percent (60%) interest in certain owned or leased unpatented mining claims comprising the Tonkin Springs Project in Eureka County, Nevada, and related surface facilities and machinery and equipment (collectively the Tonkin Springs Project), and (ii) GCCs interest in that Mining Venture Agreement between GCC and TSVLP dated December 31, 1993, which governs operations at the Tonkin Springs Project (the Mining Venture Agreement), all as more particularly described in that Security Agreement dated December 31, 1993 (the TSVLP Security Agreement) and a related UCC 1 Financing Statement between GCC and TSVLP (collectively referred to hereinafter as the TSVLP Collateral Agreements).

C. Pursuant to a Loan Agreement and Promissory Note (the Globex Agreements) dated of even date herewith among GCC, TSVLP, TSGMC, U.S. Gold and Globex, Globex has agreed to provide a loan to GCC, consisting of an initial advance of $395,000 and such additional advances as may be made pursuant to the provisions of the Globex Agreements (the Globex Loan). The indebtedness and obligations of GCC under the Globex Agreements with respect to the Globex Loan and the Promissory Note issued by GCC to Globex in connection therewith are also secured by the collateral that is covered by the TSVLP Collateral Agreements, pursuant to a Deed of Trust, Security Agreement, Financing Statement and Assignment of Production and Proceeds of even date herewith, together with related UCC 1 Financing Statements (the Globex Collateral Agreements).

D. TSVLP and Globex are sometimes referred to collectively herein as the Lenders or individually as a Lender. The TSVLP Collateral Agreements and the Globex Collateral Agreements are collectively referred to hereafter as the Collateral Documents. All of the collateral pertaining to the Tonkin Springs Project and the Mining Venture Agreement covered and encumbered by any of the Collateral Documents is collectively referred to hereinafter as the Collateral. The TSVLP Note and the Globex Agreements are collectively referred to hereinafter as the Loan Agreements.

E. The Lenders desire by this Agreement to establish their relative rights and priorities with respect to their liens relating to the Collateral, and to agree to enforcement procedures of rights under the Collateral Agreements.

AGREEMENT

In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Ratable Sharing of Collateral. Each Lender acknowledges (and each has irrevocably advised and instructed GCC to recognize) that the Collateral in which it has or acquires a security interest is identical and is intended to be coextensive with the Collateral covered by the security interest of the other Lender and, with respect to gold and other precious metals contained in and recoverable from the ore concentrates, that such security interests remain through the stockpiling, shipping and smelting processes.
It is the intent of the Lenders, and it is hereby agreed between the Lenders, that as between the Lenders each Lender shall participate in fifty percent (50%) of the total amount of Collateral and proceeds of the Collateral (including commingled contained gold in a given stockpile, shipment or batch) up to the aggregate amount of principal and interest owed to each of them pursuant to the TSVLP Note and the Globex Loan, respectively. Subject to the terms of this Agreement, the Lenders hereby agree jointly to pursue any rights and remedies that each may have and either may elect to initiate under their respective Collateral Documents in a manner that recognizes and respects the other Lenders prorata share of the Collateral in accordance with the terms of this Agreement and any proceeds from the disposition of the Collateral in the event either Lender exercises or enforces its rights to foreclosure or takes other remedial action as a secured party shall, subject to the terms hereof, be shared between them pari passu in equal proportions.

2. Priority. Notwithstanding the date, manner or order of recording of the Collateral Documents or the taking of any other steps necessary to perfect or any steps to enforce the respective security interests in the Collateral and notwithstanding any provision of the Uniform Commercial Code as adopted in Nevada or any other applicable law, or any provision in the Loan Agreements or the Collateral Documents, the liens and encumbrances created by the Collateral Documents shall be equal and on a parity, and TSVLP and Globex, subject to the terms of Section 1, shall have equal priority with respect to their security interests in the Collateral as to the amounts owing to them under the Loan Agreements. Each Lender assigns to the other Lender, for the term of this Agreement, an undivided interest in the Collateral Documents of the assigning Lender, and in any proceeds collected by virtue of enforcement thereof or otherwise, to the extent of the assignees undivided interest and right to participate in the Collateral pursuant to
Section 1 hereof. Each Lender agrees to take all action necessary or appropriate to evidence and give effect to the foregoing assignment.

3. Foreclosure. If a Default or Event of Default, as such terms are defined in the Loan Agreements (collectively, a Default), shall have occurred and is continuing, the Lender who is alleging such Default (the Foreclosing Lender) may notify the other Lender (the Participating Lender) in accordance with Section 10 hereof. If after thirty (30) days from the date of the notice the Default continues, the Participating Lender shall be entitled to pursue the remedies and exercise any further rights and remedies granted under the relevant Loan Agreement or Collateral Document. TSVLP and Globex recognize that a trustee foreclosure under a deed of trust may be less expensive and more expedited than a judicial foreclosure. Therefore, the Lenders covenant and agree that if there is a Default under either or both of the TSVLP Collateral Agreements (and/or the TSVLP Security Agreement) and the Globex Collateral Agreements (and/or the Globex Agreements), foreclosure proceedings shall be commenced upon the expiration of the thirty
(30) day notice period, and the Foreclosing Lender shall proceed to foreclose under the applicable Collateral Documents. The foreclosure shall be conducted as a unified sale of real and personal property conducted in accordance with the Nevada Uniform Commercial Code and Nevada real property law governing a trustees sale of real property encumbered by a deed of trust, unless otherwise agreed by the Foreclosing and Participating Lender. At the trustees sale, the Foreclosing Lender and the Participating Lender shall jointly bid not less than the lesser of the fair market value of the Collateral or the combined balances then owing under the applicable Loan Agreement, unless otherwise agreed by the Lenders. If the Collateral is not purchased by a third party at the trustees sale, the Foreclosing Lender shall cause title to vest in the names of both Lenders, as tenants in common, with equal undivided interests therein. The Foreclosing Lender shall obtain a Trustees Sale Guaranty from a title company reasonably acceptable to the Participating Lender insuring title in the real property portion of the Collateral vested as required herein. The Foreclosing Lender or Participating Lender may also exercise any further rights or remedies under the applicable Collateral Documents or Loan Agreements; provided, that any interest in or amounts recorded with respect to the Collateral shall be vested in the names of both Lenders in accordance herewith. Any proceeds received from any such foreclosure, remedial action, redemption or receivership proceeding related to the Collateral shall be shared between the Lenders pari passu in equal proportions; provided, that such proceeds shall be allocated between the Lenders in the manner provided in Section 4 below. Upon issuance of the Trustees Deeds to TSVLP and Globex, as tenants in common in accordance herewith, each Lender agrees to promptly release the lien of its respective Collateral Documents as an encumbrance against the Collateral. For a period of ninety (90) days thereafter, TSVLP shall have the option to pay to Globex in immediately available funds an amount equal to the amount of principal and interest owed to Globex under the Globex Agreements at the time of foreclosure, and thereby acquire all of the right, title and interest of Globex in and to the Collateral, by documents of conveyance reasonably acceptable in form and substance to TSVLP and Globex and their respective counsel. If TSVLP fails to timely exercise that option, the parties shall remain tenants in common as to the Collateral. Any foreclosure or sale of the Collateral constituting personal property not conducted simultaneously with the trustees sale shall be made by the Foreclosing Lender in accordance with the provisions of the Nevada Uniform Commercial Code, and any proceeds received therefrom shall be shared between the Lenders pari passu in equal proportions; provided, that such proceeds shall be allocated between the Lenders in the manner provided in Section 4 below.

4. Application of Payments with Respect to the Collateral. In the event of any foreclosure, sale or other disposition of or realization in any manner upon any of the Collateral, all monies or other property collected or received by either Lender with respect to the Collateral, in excess of the amount paid to discharge liens upon the Collateral prior to the Collateral Documents (if any), shall be distributed by the collecting Lender as follows:

(a) First: to the Foreclosing Lender and Participating Lender in the amount of, and to apply to, the payment of reasonable costs and expenses incurred by the Foreclosing Lender and Participating Lender in connection with the administration and enforcement of the foreclosed upon deed of trust or other Collateral Document, as the case may be, and any of the other Loan Agreements relating to such foreclosure, including the reasonable fees and outofpocket expenses of counsel employed by the foreclosing Lender to the extent that such fees, advances, costs and expenses, shall not previously have been paid or reimbursed to the Foreclosing Lender and Participating Lender;

(b) Second: to the pari passu payment and prepayment of so much of the outstanding amounts of the Loan Agreements as constitute unpaid principal amounts, and of so much of such unpaid indebtedness as constitute accrued and unpaid interest to and including the date of such application, in equal proportions, all in accordance with
Section 1; and

(c) Third: to the Lenders pari passu in equal proportions, until all indebtedness and other obligations owed by GCC under the Loan
Agreements have been satisfied in full, then any excess amount to GCC.

5. Notice of an Event of Default. If either Lender intends to declare a Default under any of the Loan Agreements to which such Lender is a party, such Lender shall give prompt notice of such intention to the other Lender, which notice shall set forth in reasonable detail the circumstances known to the sender with respect to such Event of Default. TSVLP hereby agrees that it will not send notice to GCC of an Event of Default under the TSVLP Security Agreement so long as GCC timely makes the monthly debt service payments required under the TSVLP Note, Globex has not provided written notice to GCC of an election not to make further advances of funds to GCC set forth in the Globex Agreements, and no third party creditor(s) attempts to foreclose or otherwise collect on the Collateral or to force GCC into any involuntary bankruptcy, insolvency or similar proceedings. Globex hereby agrees to forebear exercising any foreclosure rights under the Globex Collateral Agreements through and including the Maturity Date (as defined in the Globex Agreements), so long as no Events of Default have occurred hereunder or thereunder; provided, however, that Globex shall be entitled to participate and to exercise all rights it has to the full extent of the Globex Collateral Agreements in the event that (a) TSVLP shall undertake any action to enforce its rights under the TSVLP Collateral Agreements, or (b) any third party shall exercise any rights of foreclosure or other collection action against the Collateral.

6. Security Interests. Notwithstanding anything to the contrary herein, each Lender is responsible for the creation, perfection and validity of any security or other interest in and to the Collateral pursuant to its own financing facility (i.e., the TSVLP Note or the Globex Loan, as appropriate) and pursuant to the Nevada Uniform Commercial Code (the UCC), Nevada real property laws and other applicable law. In prescribing their relative rights and privileges, this Agreement assumes that each Lender has complied with the UCC and other applicable law and holds a valid security interest or ownership interest in and to its share of Collateral. Each Lender is responsible for perfecting its respective security interest in and to the Collateral, whether by filing of record the Deed of Trust or otherwise reflecting its interest as further security for the obligations and indebtedness under their respective Loan Agreements.

7.  Compromise of Claims; Effect of Bankruptcy, Fraud, etc.
Neither Lender shall compromise or settle any claim with respect to the Collateral without the prior written consent of the other. Should GCC become subject to a bankruptcy or similar proceeding prior to the repayment to a Lender of all amounts owed to such Lender by GCC either Lender who files a proof of claim and is shown to have a valid, perfected secured claim in or title to its respective prorata share of the Collateral shall have a secured claim up to its own prorata share therein, and shall share ratably in any deficiency or other claim against GCC, and any proceeds received therefrom shall be shared between the Lenders pari passu in equal proportions; provided, that such proceeds shall be allocated between the Lenders in the manner provided in Section 4.

8.  Termination.  The provisions contained in the foregoing
Sections 1 through 7 of this Agreement shall terminate when the indebtedness and obligations under either of the respective Loan
Agreements have been paid and performed in full.

9. Representations, Warranties and Covenants. The parties make the following representations, warranties and covenants:

(a)(i) TSVLP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Nevada, and is qualified to do business and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such qualification necessary and where failure to so qualify would have a material adverse effect on the ability of TSVLP to perform its obligations under this Agreement.

(ii) Globex is a corporation duly organized, validly existing and in good standing under the laws of the Province of Quebec, and is qualified to do business and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such qualification necessary and where failure to so qualify would have a material adverse effect on the ability of Globex to perform its obligations under this Agreement.

(b)(i) TSVLP has all necessary limited partnership power and authority to own and operate its properties and to carry on its business as now conducted and to execute, deliver, observe and perform the terms of this Agreement. TSVLP has taken all necessary limited partnership action to duly authorize the execution and delivery of this Agreement. Neither TSVLP's execution and delivery of this Agreement, nor the performance or observance by TSVLP of the provisions hereof, violates, or will violate, any provisions in TSVLP's articles of incorporation, bylaws or other constitutive documents, or will constitute a default or a violation under, or result in the imposition of any lien under, or conflict with, or result in any breach of any of the provisions of, any existing contract or other obligation binding upon TSVLP or its property or the Collateral. This Agreement has been duly executed and delivered by TSVLP and is the legal, valid and binding obligation of TSVLP, enforceable against TSVLP in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency or similar laws affecting the enforcement of creditors rights generally).

(ii) Globex has all necessary corporate power and authority to execute, deliver, observe and perform the terms of this Agreement. Neither Globex's execution and delivery of this Agreement, nor the performance or observance by Globex of the provisions hereof, violates, or will violate, any provisions in Globex's articles of incorporation, bylaws or other constitutive documents, or will constitute a default or a violation under, or result in the imposition of any lien under, or conflict with, or result in any breach of any of the provisions of, any existing contract or other obligation binding upon Globex or its property or the Collateral. This Agreement has been duly executed and delivered by Globex and is the legal, valid and binding obligation of Globex, enforceable against Globex in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency or similar laws affecting the enforcement of creditors rights generally).

(c) No suit, arbitration, action or other proceeding is pending or, to the best of TSVLPs knowledge, threatened before any court, governmental authority or regulatory body against TSVLP.

(d) Each of TSVLP and Globex agree that prior to the termination of this Agreement they will in no way amend the terms and provisions of any Collateral Documents to which they are a party.


10. No Representation or Guaranty; No Intention to Create Cross Interests; No Fiduciary Duty. Neither TSVLP nor Globex makes to the other Lender any representation or assumes any responsibility in respect of the execution, construction or enforcement of this Agreement or any Loan Agreement or Collateral Document, note or other instrument or agreement executed by either Lender. Neither Lender shall be deemed as a result of this Agreement to have indirectly or directly guaranteed any debts, obligations or liabilities of the other Lender or of GCC. The purpose of the foregoing provisions of this Agreement is to establish certain rights and obligations as among the Lenders which are necessary because of their shared interest in the Collateral. Each Lender is the sole lender under and in respect of its own Loan Agreement with GCC, and nothing herein shall be construed as an assignment, participation or other disposition by one Lender with respect to the other Lenders Loan Agreement or in any indebtedness or liability thereunder. Further, except as to funds received or controlled by either Lender as to which the other Lender is entitled to participate hereunder, nothing in this Agreement shall be deemed or construed to expressly create a fiduciary relationship among or duty between the Lenders, who disavow the existence of any other such fiduciary relationship or duty to each other or to GCC.

11. Notices. All notices, requests and consent, demands and other communications which are required or permitted to be given or made hereunder, shall be given in writing and will be served by personal delivery, by reputable overnight courier or by postage prepaid or by U.S. certified mail, return receipt requested, addressed to the respective parties at the addresses set forth in the preamble of this Agreement. All notices, requests, consents, demands and other communications hereunder shall be deemed given and effective three days following the date on which such notice is deposited in the U.S. mail or one business day after deposit with a reputable overnight courier, addressed as provided above, or on the date personally delivered to and received by the specified parties.

12. Governing Law. This Agreement shall be governed by the laws of the State of Nevada, without regard to its rules concerning conflicts of law.

13. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective when copies hereof, taken together, bear the signatures of each of the parties.

14. Agreement by GCC. GCC agrees that it will cooperate with the Lenders to the full extent necessary to effect the purposes of this Agreement, and that it will not take any action in contravention of the provisions of this Agreement.

15. Conflicts. In the event any provision of any agreement, including either the TSVLP Security Agreement, the TSVLP Note, or the Globex Agreements or Globex Collateral Agreements, to which a Lender and GCC are parties is inconsistent with the terms hereof, the provisions of this Agreement shall prevail as to the subject matter hereof.

16. Survival of Representations. All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the recording of any Collateral Documents.

17. Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition thereof.

18. Succession. Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the successors and assigns of the respective parties hereto. This Agreement may not be assigned by either Lender without the prior written consent of the other Lender, and may not be assigned by any other party.

19. Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

20. Specific Performance. Each partys obligations under this Agreement are unique. The parties each acknowledge that, if any party should default in performance of the duties and obligations imposed by this Agreement, it would be extremely impracticable to measure the resulting damages. Accordingly, the nondefaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance and the parties each expressly waive the defense that a remedy in damages will be adequate.

21. Attorneys Fees. If the services of any attorney are required by any party to secure the performance hereof or otherwise upon the breach or default of another party to this agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to recover its reasonable attorneys fees, costs and other expenses, in addition to any other relief to which such party may be entitled.

22. Further Assurances. At the request of any party hereto, the other parties shall execute and deliver any further instruments, agreements, documents or other papers and take such other actions as may be reasonably requested by any party to effect the purposes of this Agreement and the transactions contemplated hereby.

23. Public Announcements. Each party shall obtain the prior written consent of the other parties to this Agreement before making any public announcement with respect to this Agreement, any related agreement or the transactions contemplated hereunder or thereunder, unless counsel for the disclosing party advises it that such public announcement is required under applicable laws or securities exchange regulations.

24. Confidentiality. Except as otherwise set forth in Section 23, the parties hereto and their collective representatives shall forever treat confidentially all information concerning the terms and conditions of this Agreement, all related agreements, and of the transactions contemplated hereunder or thereunder (collectively Confidential Information); provided, however, that Confidential Information shall not include information which concerns the Tonkin Springs Project which is or becomes generally known to the public other than as the result of a breach of the provisions of this
Section 24 by any party hereto or its representatives. The obligation to treat the Confidential Information confidentially shall not apply to the extent that any party or its representatives shall be required to disclose such information in connection with an investigation or legal proceeding where the failure to disclose such information could result in liability for contempt or other censure or penalty; provided, however, that such party and/or its representatives shall notify the other parties as soon as possible and in any event prior to such disclosure and shall cooperate with the other party in the event that the other party elects to legally contest such disclosure.


IN WITNESS WHEREOF, the parties have executed this Intercreditor
Agreement as of the date first written above.

TONKIN SPRINGS VENTURE LIMITED PARTNERSHIP, a Nevada limited partnership

By: William W. Reid
William W. Reid (name)
President, Tonkin Springs Gold Mining Company, General Partner
(title)

TONKIN SPRINGS GOLD MINING COMPANY, a Colorado corporation

By: William W. Reid
William W. Reid (name)
President (title)

U.S. GOLD CORPORATION, a Colorado
corporation

By: William W. Reid
William W. Reid (name)
President (title)

GLOBEX MINING ENTERPRISES INC., a Quebec corporation

By: Jack Stoch
Jack Stoch (name)
President (title)


GCC is executing this Agreement for purposes of the agreements contained in Sections 1, 3, 4(c), 13 and 14.

GOLD CAPITAL CORPORATION, a Colorado corporation

By: Bill M. Conrad
Bill M. Conrad (name)
President (title)


Exhibit 10.25
U.S. Gold Corporation
Form 10 KSB, December 31, 1996

STOCK PURCHASE OPTION AGREEMENT, AGREEMENT NOT TO SELL SHARES, AND AGREEMENT TO VOTE SHARES FOR MERGER

THIS STOCK PURCHASE OPTION AGREEMENT, AGREEMENT NOT TO SELL SHARES, AND AGREEMENT TO VOTE SHARES FOR MERGER (this Agreement) dated as of January 16, 1997, is by and between U.S. Gold Corporation, a Colorado corporation (Stockholder), and Globex Mining Enterprises Inc., a Quebec corporation (Globex).

Recitals

A. Globex and Gold Capital Corporation, a Colorado corporation (Company), are parties to a Letter of Intent dated December 20, 1996, which contemplates a series of transactions by which Globex will acquire all of the issued and outstanding shares of common stock of the Company (the Common Stock) pursuant to a series of transactions (sometimes referred to hereinafter as the Acquisition Transactions) which will include (i) a Loan Agreement (the Loan Agreement) between Globex and the Company by which Globex will loan certain amounts to the Company; (ii) a Stock Purchase Agreement (the Stock Purchase Agreement) between Globex and Royalstar Resources Ltd. (Royalstar), regarding the sale to Globex of approximately 47% of the Common Stock, which is owned by Royalstar; and (iii) an Agreement and Plan of Merger (the Merger Agreement), pursuant to which, and subject to the terms and conditions contained therein, Globex would purchase the remaining outstanding shares of the Company's Common Stock, for and in consideration of 1,285,607 shares of Globex Common Stock (the Globex Stock) for every share of common stock, pursuant to a merger (the Merger) of the Company with a wholly owned U.S. subsidiary of Globex (the
Sub).

B. As of the date hereof, Stockholder owns 2,287,547 shares, or approximately 25% of the outstanding Common Stock of the Company (the Shares), and Stockholder desires to (i) grant to Globex (or
Sub) an irrevocable option to purchase the Shares; (ii) agree to vote in favor of the Merger (subject to the proxy described in clause (iii)) all the Shares held by Stockholder; (iii) grant to Globex (or Sub) an irrevocable proxy covering the shares held by Stockholder to vote in favor of the Merger; and (iv) enter into an agreement whereby the Stockholder agrees not to sell any of its Shares during the Option Period (as defined below).

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Grant of Option. Stockholder hereby grants to Globex (or Sub) an irrevocable option (the Option) to purchase the Shares in return for 632,094 shares of Globex Stock (the Purchase Price).

2. Exercise of Option. (a) Globex (or Sub) may exercise the Option, in whole but not in part, at any time on or prior to the Termination Date (as defined herein), which period of time shall be referred to hereinafter as the Option Period. In the event Globex wishes to exercise the Option, Globex will send a written notice to Stockholder (the Closing Notice) specifying a place and date no later than five business days following the date of Closing Notice, for the closing of such purchase (the Closing).

(b) Notwithstanding the provisions of clause (a) above, if any waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, or the rules and regulations promulgated thereunder (collectively, the HSR Act), applicable to the exercise of the Option shall not have expired or been terminated, or if any preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining exercise of the Option shall be in effect, in any case, as of the date specified for the Closing in the Closing Notice, the period of time during which the Option may be exercised shall be extended until five business days following the later to occur of the expiration or termination of such waiting period or the removal of any such Order.

3. Sale and Purchase. (a) If Globex exercises the Option, at any Closing hereunder, subject to the terms and conditions hereof, Stockholders will sell, transfer and deliver to Globex (or Sub) a certificate or certificates representing the Shares duly endorsed (or accompanied by duly executed stock powers) to Globex (or Sub) and otherwise in proper form for transfer, and Globex (or Sub) will purchase the Shares and will sell, transfer and deliver to Stockholder a certificate or certificates representing the number of shares of Globex stock constituting the Purchase Price, duly endorsed (or accompanied by duly executed stock powers) to Stockholder and otherwise in proper form for transfer. All such Shares shall be subject only to those restrictions on transfer, if any, as are placed on the shares of Globex shares exchanged for shares of stock of the Company pursuant to the Merger Agreement.

(b) In the event of any change in the number of issued and outstanding Shares by reason of any stock dividend, split up, merger, recapitalization, combination, conversion, exchange of shares, outstanding options, obligations of the Company to issue additional Shares or the like, or any other change in the corporate or capital structure of the Company that would have the effect of diluting Globex's rights and privileges hereunder, the number and kind of Shares subject to the Option and the consideration payable in respect of such Shares shall be appropriately adjusted to restore to Globex its rights and privileges hereunder.


(c) In the event of any change in the number of issued and outstanding shares of Globex common stock by reason of any stock dividend, split up, merger, recapitalization, combination, conversion, exchange of shares or the like (except in relation to the Acquisition Transactions hereunder or financing undertaken by Globex in connection therewith), or any other change in the corporate or capital structure of Globex that would have the effect of diluting the consideration which Stockholder is to receive for the Shares if Globex exercises the Option, the Purchase Price payable in respect of such Shares shall be appropriately adjusted to provide to Stockholder substantially the same consideration for its Shares.

4. Dividends and Distributions. Until the sale of Stockholder's Shares at any Closing hereunder, Stockholder will remain the record and beneficial owner of such Shares and will be entitled to receive and retain all cash dividends with respect to such Shares declared prior to the date of Closing and payable to shareholders of record as of a date prior to the date of the Closing.

5. Agreement to Support Merger. Stockholder agrees, subject to the terms of Section 7, to vote the Shares held by it in favor of the Merger pursuant to the terms of the Merger Agreement.

6. Proxy With Respect to the Shares. Stockholder hereby irrevocably appoints Globex (or Sub) as its attorney and proxy, with full power of substitution, to vote or to express written consent or dissent in such manner as such attorney and proxy or its substitute shall, in its sole discretion, deem proper, and otherwise act (including pursuant to any corporate action in writing without a meeting) with respect to all of the Shares which it is entitled to vote at any meeting of stockholders (whether annual or special and whether or not an adjourned meeting) of the Company, or pursuant to written action taken in lieu of any such meeting or otherwise; provided, however, that Stockholder grants a proxy hereunder only with respect to the following matters (the Designated Matters): (i) votes or consents with respect to the Merger; (ii) votes or consents with respect to any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; (iii) votes or consents with respect to any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to, (a) any extraordinary corporate transaction (other than the Merger), such as a merger, other business combination, reorganization or liquidation involving Company, (b) any option, sale, mortgage, transfer or other material transaction regarding the Tonkin Springs Project in Eureka County, Nevada or any other material asset of the Company or any of its subsidiaries, (c) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by Globex, or (d) any material change in the present capitalization of the Company; and (iv) votes or consents relating to any other material change in the corporate structure or business of the Company. This proxy is irrevocable, is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration of and as an inducement to cause Globex to enter into the transactions contemplated by this Agreement and the Merger Agreement. This proxy shall revoke any other proxy granted by Stockholder at any time with respect to the Shares and no subsequent proxies will be given with respect thereto by Stockholder. In addition, if subsequent to the date hereof Stockholder is entitled to vote the Shares for any purpose unrelated to the Designated Matters, it shall provide notice thereof to Globex.

7. Condition to Stockholder's Obligations. The obligations of the parties to close the transactions contemplated by this Agreement upon its execution and thereafter shall be subject to the additional condition that all representations and warranties of Stockholder (in the case of the obligations of Globex) and Globex (in the case of the obligations of Stockholder) shall be true and correct in all material respects as of the date hereof and at and as of the date of the exercise of the Option and the closing of (i) the Stock Purchase Agreement and (ii) the Merger Agreement, all with the same force and effect as though made on and as of the date of this Agreement.

8. Representations and Warranties of Stockholder. Stockholder represents and warrants to Globex as follows:

8.1 Ownership of Shares. On the date hereof, the Shares are all of the shares of the Company's Common Stock currently beneficially owned by the Stockholder. Stockholder has no rights to acquire additional shares of the Company's Common Stock, and has converted all shares of preferred stock of the Company owned by it into Common Stock. Stockholder currently has, and at the Closing described in Section 3 will have, good, valid and marketable title to the Shares, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase and claims of every kind (other than the encumbrances created by this Agreement and other than restrictions on transfer under applicable U.S. Federal and State securities laws). As set forth on the form 8 K filed by the Company with the Securities and Exchange Commission on December 19, 1996, and notwithstanding assertions to the contrary made by Royalstar in a letter to Company dated January 10, 1997, Stockholder is of the opinion, based on the advice of its outside counsel, that the Shareholders Agreement among John Young, Royalstar, the Company, Stockholder, Tonkin Springs Venture Limited Partnership and Tonkin Springs Gold Mining Company terminated effective as of the date John Young resigned as an officer and director of the Company.

8.2 Power: Binding Agreement. Stockholder has the full legal right, power and authority to enter into and perform all of Stockholder's obligations under this Agreement. The execution and delivery of this Agreement by Stockholder has been authorized by all necessary corporate action on the part of Stockholder and will not violate any other agreement to which Stockholder is a party including, without limitation, any voting agreement, stockholders agreement, voting trust or proxy. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding agreement of Stockholder, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect affecting creditors' rights and remedies generally or general principles of equity. Neither the execution or delivery of this Agreement nor the consummation by Stockholder of the transactions contemplated hereby will (i) require any consent or approval of or filing with any governmental or other regulatory body except for (x) the filings required under the H-S-R Act and (y) filings on Schedule 13D under the Securities Exchange Act of 1934, as amended, or (ii) constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which Stockholder is a party or by which Stockholder is bound.

8.3 Continuity of Interest. There is no current plan or intention by Stockholder to sell, exchange or otherwise dispose of the shares of Globex's common stock received by the Stockholder.

8.4 Finder's Fees. No person is, or will be, entitled to any commission or finder's fees from Stockholder in connection with this Agreement or the transactions contemplated hereby.

9. Representations and Warranties of Globex. Globex represents and warrants to Stockholder as follows:

9.1 Ownership of Shares. At the Closing described in Section 3, Globex will have good, valid and marketable title to the shares of Globex common stock constituting the Purchase Price, free and clear of all liens, encumbrances, restrictions, options, warranties, rights to purchase and claims of every kind (other than restrictions on transfer under applicable Canadian provincial and U.S. Federal and State securities laws).

9.2 Powers: Binding Agreement. Globex has full legal right, power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by Globex has been authorized by all necessary corporate action on the part of Globex and will not violate any other agreement to which Globex is a party. This Agreement has been duly executed and delivered by Globex and constitutes a legal, valid and binding agreement of Globex, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors' reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and remedies generally or general principles of equity. Neither the execution of this Agreement nor the consummation by Globex of the transactions contemplated hereby will (i) require any consent or approval of or filing with any governmental or regulatory body except for (x) for the filings required under the H-S-R Act and (y) filings on
Schedule 13D under the Securities Exchange Act of 1934, as amended, or (ii) constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which Globex is a party or by which it is bound.

9.3 Finders Fees. No person is, or will be, entitled to any commission or finders fees from Globex in connection with this Agreement or the transactions contemplated hereby.

9.4  No Intention to Sell Shares.  If it exercises the Option,
Globex (or Sub) will be acquiring the Shares for investment purposes and has no intention of selling such Shares in a public distribution in violation of applicable securities laws.

10. Covenants of Stockholder. (a) So long as the Option remains exercisable, Stockholder hereby covenants and agrees with Globex that, except pursuant to the terms of this Agreement, Stockholder will not, without the prior written consent of Globex, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares, (ii) acquire or sell, assign, transfer or otherwise dispose of any Shares, (iii) enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Shares, or (iv) directly or indirectly, encourage, solicit, initiate or, participate in any way in discussions or negotiations with, or knowingly provide any information to, any corporation, partnership, person or other entity or group (other than Globex or any affiliate or associate of Globex) concerning any proposal or offer (a Takeover Proposal) for a merger or other business combination involving the Company or the acquisition in any manner, directly or indirectly, of a material equity interest in any voting securities of or a substantial portion of the assets of the Company. Stockholder shall promptly notify Globex of, and communicate to Globex the terms and status of any inquiry or proposal with respect to any Takeover Proposal and shall promptly provide Globex with any such information regarding such proposal as Globex may request (including delivering copies thereof).

(b) In the event that Globex exercises the Option, Stockholder hereby agrees, for a period of two (2) years from the date of Globexs exercise of the Option to vote all shares of Globex Stock which constitute the Purchase Price under Section 1 of this Agreement (the Globex Shares) in the exact manner specified by Globex, or, at the sole election of Globex, to grant to Globex a duly executed irrevocable proxy with respect to the Globex Shares in accordance with C.R.S. 7-107-203(5).

(c) In the event that Globex exercises the Option, Stockholder hereby grants to Globex a first right of refusal as related to sales of the Globex Shares by Stockholder to third party non affiliates, for a period of two (2) years from the date of Globexs exercise of the Option, as provided herein (First Right of Refusal).

(i) Stockholder will give Globex written notice of Stockholders intention to sell (or deliver in satisfaction of debt) any of the Globex Shares beneficially owned directly or indirectly by Stockholder to any person, except for an Affiliate, as hereinafter defined, such written notice to provide in reasonable detail, the terms, conditions and timing of such intended sale (or delivery) provided that a written notice from Stockholder to the effect that a prescribed number of shares will be sold at the prevailing market price shall constitute a valid Sales Notice (Sales Notice). An Affiliate of Stockholder is defined as any entity in which Stockholder directly or indirectly owns a greater than 50% interest.

(ii) Globex will have 5 business days from receipt of the Sales Notice to give Stockholder written notice of Globexs irrevocable election to exercise its rights to purchase the shares covered by the Sales Notice under terms and conditions no less favorable to Stockholder than those included in the Sales Notice.

(iii) If Globex has not given notice to Stockholder of its irrevocable intent to exercise its rights as provided in (ii) and within the required time frame specified above, Globex shall relinquish any First Right of Refusal related specifically to those shares included in the Sales Notice, unless such sale(s) are not consummated by Stockholder within 30 days of the date of the Sales Notice.

(iv) Any election by Globex not to exercise its First Right of Refusal as related to any Sales Notice shall not change or diminish Globexs rights under this Agreement as related to subsequent Sales Notices.

(vi) Stockholder may sell or transfer any of the Globex Shares which it beneficially owns directly or indirectly to an Affiliate provided that such Affiliate agrees in writing to be bound by the terms of this Agreement.

11. Remedies. The parties hereto agree that if for any reason Globex or Stockholder shall have failed to perform its obligations under this Agreement, then any party hereto seeking to enforce this Agreement against such non performing party shall be entitled to seek specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that either party hereto may have against the other party hereto for any failure to perform its obligation under this Agreement.

12. Termination. This Agreement (other than the provisions relating to expenses (Section 13), and confidentiality (Section
14)) shall terminate (the Termination Date) on the earliest of:

(a) the date on which Globex and Stockholder mutually consent to terminate this Agreement in writing;

(b) the date of successful consummation of the Stock Purchase
Agreement and successful consummation of the Merger;

(c) the date on which Globex provides written notice to Stockholder of Globexs intention not to exercise the Option;

(d) the date upon which Globex gives written notice to the Company under the Loan Agreement of its intention not to make any further advances of funds thereunder; or

(e) August 30, 1997.

13. Expenses. Each party hereto will pay all of its expenses in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its counsel and other advisers.

14. Confidentiality. Stockholder recognizes that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to these matters. In this connection, Stockholder agrees that it will not disclose or discuss these matters with anyone (other than its legal counsel and advisors) not a party to this Agreement, without prior written consent of Globex, except to the extent necessary for filings required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder or disclosures Stockholder's legal counsel advises in writing are necessary in order to fulfill Stockholder's obligations imposed by law, in which events Stockholder shall give prompt prior notice of such disclosure to Globex.

15.  Certain Covenants of Globex

15.1 Stock Purchase and Merger. Globex agrees to use its reasonable best efforts to negotiate the terms of the Stock
Purchase Agreement and the Merger Agreement in good faith, and to consummate the closing of the Acquisition Transactions contemplated thereby.

15.2 H-S-R Act Filings. Globex agrees to make in a timely manner any filings required to be made by it under the H-S-R Act in connection with the transactions contemplated by this Agreement, the Stock Purchase Agreement and the Merger Agreement.

16. Notices. All notices or other communications required or permitted hereunder shall be in writing (except as otherwise provided here) and shall be deemed duly given when received by delivery in person, by telecopy, telex or telegram or by certified mail, postage prepaid, or by an overnight courier service, addressed as follows:

If to Globex:

146  14th Street
Rouyn Noranda, Quebec, Canada
Attn: Jack Stoch
Chief Executive Officer

with copies to:

Davis, Graham & Stubbs LLP
370 Seventeenth Street, Suite 4700
Denver, Colorado 80202
Attn:  Paul Hilton, Esq.

If to Stockholder:

U.S. Gold Corporation
55 Madison, Suite 700
Denver, Colorado 80206
Attn: William W. Reid

17. Entire Agreement: Amendment. This Agreement, together with the documents expressly referred to herein, constitute the entire agreement among the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings among the parties with respect to such subject matter. This Agreement may not be modified, amended, altered or supplemented except by an agreement in writing executed by the party against whom such modification, amendment, alteration or supplement is sought to be enforced.

18. Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Globex may assign any or all of its rights and obligations hereunder to Sub without the consent of Stockholder or the Company, but no such transfer shall relieve Globex of its obligations under this Agreement.

19. Governing Law. This Agreement, and all matters relating hereto, shall be governed by, and construed in accordance with the laws of the State of Colorado without giving effect to the principles of conflicts of laws thereof.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

21. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable such provision shall be interpreted to be only so broad as is enforceable.

22. Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

23. Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein.

THIS SPACE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, Globex and Stockholder have each caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

GLOBEX MINING ENTERPRISES, INC.,
a Quebec corporation

By: Jack Stoch
Name: Jack Stoch
Title: President

U.S. GOLD CORPORATION,
a Colorado corporation

By: William W. Reid
Name: William W. Reid
Title: President


Exhibit 11.  U.S. GOLD CORPORATION EXHIBIT TO FORM 10-KSB

Computation of Weighted Average Shares Outstanding
Used in Earnings Per Share Calculations
for the two years ended December 31, 1996

                                      1996           1995
Shares issued, beginning of period  13,806,505    13,768,800

Weighted average shares issued:
  Exercise of stock options             17,442        25,454
Weighted average of common
  stock equivalents:

  Unexercised stock options          1,145,495     1,193,495

  Less: Buy back of common shares
    under treasury stock method
    using average price               (291,346)     (395,779)


Total weighted average shares and
share equivalent outstanding        14,678,096    14,591,970

(1) Fully diluted computations are not made as total shares and share equivalent outstanding would be effected by less than 3%.



Exhibit 23.1 Consent of BDO Siedman, LLP, to the incorporation by reference of their report dated March 26, 1997, in the Companys
Form S-8.

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement of U.S. Gold Corporation on Form S-8, File No. 33-47460
of our report dated March 19, 1997, on our audit of the
consolidated financial statements of U.S. Gold Corporation as of
December 31, 1996 and for the two years ended December 31, 1996, which report is included in the Annual Report on Form 10-KSB for the year ended December 31, 1996

BDO Siedman, LLP
Denver, Colorado
March 26, 1997


Exhibit 23.2  Consent of Behre Dolbear and Company, Inc., dated
March 24, 1997.

CONSENT OF INDEPENDENT ENGINEERS

As independent engineers, Behre Dolbear and Company, Inc. (Behre Dolbear) has rendered its report entitled TECHNICAL AUDIT OF THE TONKIN SPRINGS GOLD PROPERTY, EUREKA COUNTY, NEVADA, dated April, 1996. Behre Dolbear hereby consents to all references to Behre Dolbear in the Form 10 KSB for the period ended December 31, 1996, of U.S. Gold Corporation.

BEHRE DOLBEAR AND COMPANY, INC.

by: Bernard J. Guarnera
President, Chief Executive Officer,
and Chief Operating Officer
Denver, Colorado
March 24, 1997


Exhibit 23.3  Consent of Ore Reserve Engineering, date March 20,
1997.

CONSENT OF INDEPENDENT ENGINEERS

As independent engineers, Ore Reserve Engineering (ORE) has rendered its estimate of open pit ore reserves for the Tonkin
Springs Project, dated October, 1996. ORE hereby consents to all references to ORE in the Form 10 KSB for the period ended December 31, 1996, of U.S. Gold Corporation.

ORE RESERVE ENGINEERING
By: Alan C. Noble, P.E.

Lakewood, Colorado
March 20, 1997